UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 18, 2013

Commission File Number:  001-8402

ISC8 Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0280334
(IRS Employer Identification No.)

151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626
(Address of principal executive offices)

(714) 444-8753
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 18, 2013, the Board of Directors of ISC8 Inc. (the "Company") appointed Mr. Simon Williams to serve as a director, effective immediately. Mr. Williams is not currently serving on any Board committees.

Mr. Williams currently serves as Chief Technical Officer and Head of Products for GroundCntrl, Inc., a silicon valley based startup that builds solutions for Enterprise Process Analysis leveraging mobile devices, cloud computing and big data analytics. Mr. Williams also serves on the board of Byogy Renewables Inc., a biofuels organization that produces advanced biofuels from any source of bio ethanol. Prior to GroundCntrl, Mr. Williams was Senior Vice President of Product Management at Metaswitch Networks, Chief Technical Officer of Ericsson's IP and Broadband divisions, and held various senior-level sales and product management positions including Senior Vice President of Products, Marketing and Strategy for Redback Networks, which was acquired by Ericsson in 2007. Mr. Williams holds a B.Sc. in Electrical Engineering from Queen's University in Kingston, Ontario Canada.

There are no arrangements or understandings between Mr. Williams and the Company in connection with his appointment. Prior to his appointment, Mr. Williams participated in certain of the Company's private offerings, wherein he received two senior subordinated secured promissory notes in the principal amounts of $150,000 and $50,291, which notes accrue interest at a rate of 12 % per annum and mature on January 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 Inc.

Date:   September 24, 2013
By:	/s/ John Vong

Name: John Vong
Title: Chief Financial Officer